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                                                     Registration No. 333-100583

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1

                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                              24/7 REAL MEDIA, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                                     13-3995672
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                            1250 Broadway, 28th Floor
                            New York, New York 10001
                                 (212) 231-7100
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                                 David J. Moore
                      President and Chief Executive Officer
                              24/7 Real Media, Inc.
                            1250 Broadway, 28th Floor
                            New York, New York 10001
                                 (212) 231-7100
                               Fax (212) 760-1081
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH COPIES TO:
         Ronald R. Papa, Esq.                    Mark E. Moran, General Counsel
          Proskauer Rose LLP                          24/7 Real Media, Inc.
            1585 Broadway                           1250 Broadway, 28th Floor
    New York, New York 10036-8299                   New York, New York 10001
            (212) 969-3000                               (212) 231-7103
          Fax (212) 969-2900                           Fax (212) 760-2811


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT HAS BEEN DECLARED EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. / /

If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

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                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 2002


                                   PROSPECTUS

                        53,404,004 Shares of Common Stock

                              24/7 REAL MEDIA, INC.

                               -------------------

         This prospectus relates to the offer and sale of 53,404,004 shares of our common stock by the selling stockholders listed on page 18. The stockholders may offer their shares of common stock through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by any stockholders.


         Our common stock is listed on the Nasdaq SmallCap Market, under the symbol "TFSM." On December 17, 2002, the last reported sale price for the common stock was $0.27 per share.


                              ---------------------


         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED, "RISK FACTORS," BEGINNING ON PAGE 8 TO READ ABOUT SOME FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


                            ------------------------

         THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                                December 19, 2002



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                                TABLE OF CONTENTS


                                                                            PAGE
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
24/7 REAL MEDIA, INC...........................................................4
RISK FACTORS...................................................................5
FORWARD LOOKING STATEMENTS....................................................11
SELLING STOCKHOLDERS..........................................................11
PLAN OF DISTRIBUTION..........................................................13
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................14
WHERE YOU CAN FIND MORE INFORMATION...........................................15
LEGAL MATTERS.................................................................15
EXPERTS.......................................................................15


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                              24/7 REAL MEDIA, INC.


         24/7 Real Media provides marketing solutions to the digital advertising industry. Through its comprehensive suite of online marketing and technology services, 24/7 Real Media connects media buyers and media sellers across multiple digital platforms and works closely with individual clients to develop a comprehensive, customized, value-enhancing solution. Our business is organized into two principal lines of business: integrated media solutions and technology solutions.

         INTEGRATED MEDIA SOLUTIONS. 24/7 Real Media connects advertisers to high-quality audiences through three products: (i) the 24/7 Network of Web sites, (ii) a search engine results listings service, and (iii) a comprehensive promotions suite. We also act as a broker for permission-based email lists.

         The 24/7 Network is a global advertising network where advertisers can place a global ad campaign, or geographically select regions of the world to target advertising. The network aggregates Web sites that are attractive to advertisers, generate a high number of ad impressions and contribute a variety of online content to the network. The 24/7 Network provides a customized online strategy utilizing premier brands, content targeting and mass reach. It is a Web advertising solution that delivers tailor-made, targeted campaigns for marketers who demand the highest response, content alignment, quality brand affiliation, and best value in online advertising.

         24/7 Website Results provides a cost-effective means of delivering a high volume of targeted visitors from Internet search engines to an advertiser's Website. 24/7 Website Results provides our client base with high volumes of keyword-targeted search engine traffic to ensure that they have proper coverage in the major search engines for keywords and keyword phrases in order to maximize their return on investment. Additionally, 24/7 Website Results provides a wide variety of highly relevant content to the search engines and portals that improves relevancy and maximizes the revenue generated from their search results.

         24/7 Real Media Promotions group ("24/7 iPromotions") is a prominent online promotions agency, providing promotional solutions that integrate with offline marketing programs. Using online sweepstakes and viral marketing provides marketers with instantly quantifiable results and savings. In addition, 24/7 iPromotions has an in house design team that creates banners for advertising campaigns, enhances e-mail broadcasts with HTML or other rich media. Product offerings include customized sweepstakes, viral marketing, free gift programs and vFlash Messenger, our fully branded e-messaging desktop application.

         TECHNOLOGY SOLUTIONS. Open AdStream, our proprietary advertising delivery and suite, is the cornerstone of 24/7 Real Media's technology offering and is an effective and efficient means of delivering Internet advertising. Its multi-platform, ad-format agnostic delivery engine is efficient, highly scalable and capable of delivering multiple types of ad formats across emerging electronic platforms. 24/7 Real Media also partners with other companies to offer complementary plug-ins and modules. Through a global sales force and account management team, both local and centrally-served solutions are offered to Web sites, ad networks, ad agencies, and advertisers.

         24/7 Real Media has a complete suite of distinct Open AdStream products created to suit the individual needs of Internet advertisers and publishers. The product suite includes Open AdStream Local ("OASl"), Open AdStream Central ("OASc"), Open AdStream Network ("OASn") and Open Advertiser ("OAD"). Basing each product on the standard Open AdStream software code provides 24/7 Real Media with cost-effective ways to leverage Open AdStream.

         OASI is a locally installed version of Open AdStream which is hosted on a website's own servers, offering Internet publishers advantages over other ad serving solutions. These advantages include cost advantages based on return on investment; speed, efficiency and scalability; exclusive ownership of data; and control over ad delivery. Other key benefits to the customer include real time management, campaign scheduling, specific targeting, flexible reporting and inventory management. Revenue generated from this product represents software license and maintenance fees.

         OASc is the centrally-hosted version of Open AdStream. 24/7 Real Media hosts the software for the client via multi-location, fully redundant data centers, providing all the features and functionality of OASl within a secure,



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managed environment. OASc is priced per ad delivered and is for publishers who do not wish to host a local ad serving solution. Revenue generated from this product is based on specified pricing dependent upon usage levels.

         OASn is the OASc product customized and optimized to run on a network of Web sites. OASn is currently only being used internally by us to serve ads across 24/7 Real Media's network of Web sites. Plans are being made to launch OASn as a separate product, which is scheduled for 2003.

         OAD is the newest product to be based on our Open AdStream software. It is an ad management solution designed for advertisers, media buyers, and advertising agencies who want to control their online campaigns from purchase to delivery and beyond. It enables agencies to precisely analyze their advertisers' campaigns and provide value-added recommendations for follow-up marketing programs through completely new and detailed reporting options. OAD has been sold in Europe since May 2001 and is expected to be available in an enhanced version in North America in late 2003.

         Our principal executive offices are located at 1250 Broadway, 28th Floor, New York, New York 10001. Our telephone number is (212) 231-7100. We currently have offices in 18 cities in 8 countries. Our company's main website address is www.247Realmedia.com. Information contained on our Web site is not part of this prospectus.


                                  RISK FACTORS


         AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THIS CASE, THE PRICE OF OUR SECURITIES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         WE WILL NEED TO RAISE ADDITIONAL FUNDS TO CONTINUE OPERATIONS AND OUR RECURRING OPERATING LOSSES AND WORKING CAPITAL DEFICIENCY RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. Our current cash may not be sufficient to meet our anticipated operating cash needs for 2003 and we may not be able to secure new funds when needed. The support of our vendors, customers, stockholders and employees will continue to be key to our future success. We may not be able to raise additional financing to meet our cash and operational needs or reduce our operating expenses or increase revenues significantly to address this going concern issue.


         Since our inception, we have incurred significant operating losses and we believe we will continue to incur operating losses for the foreseeable future. We also expect to incur negative cash flows for the foreseeable future as a result of our operating losses.

         We have received a report from our independent accountants on our December 31, 2001 consolidated financial statements containing an explanatory "going concern" paragraph stating that our recurring losses from operations and working capital deficiency since inception raise substantial doubt about our ability to continue our business as a going concern. Management's plans to continue as a going concern rely heavily on achieving revenue targets, reducing operating expenses and raising additional financing. Management is currently exploring a number of strategic alternatives and is also continuing to identify and implement internal actions to improve our liquidity. These alternatives may include selling assets, which could result in changes in our business plan.

         To the extent we encounter additional opportunities to raise cash, we may sell additional equity or debt securities. Stockholders may experience extreme dilution due to our current stock price and the significant amount of financing we need to raise and these securities may have rights senior to those of holders of our common stock. We do not have any contractual restrictions on our ability to incur debt. Any indebtedness could contain covenants that restrict our operations.


         We have limited access to the capital markets to raise capital. The capital markets have been unpredictable in the past, especially for unprofitable companies such as ours. In addition, it is difficult to raise capital in the current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control, such as the share price of our stock and its trading volume. As a result, we



                                       5
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may not be able to secure financing on terms attractive to us, or at all. Due to our operating losses, it may be difficult to obtain debt financing. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, results of operation, financial condition and continued viability will be materially adversely affected.


         THE LOW PRICE OF OUR COMMON STOCK COULD RESULT IN ITS DELISTING FROM THE NASDAQ SMALLCAP MARKET. The shares of our common stock were previously listed on the Nasdaq National Market. Due to low share price of our common stock, on February 14, 2002, we received a letter from Nasdaq stating that it determined that we failed to meet Nasdaq National Market's minimum listing requirements and, as a result, our common stock could be delisted if we did not satisfy those requirements by May 15, 2002.


         As a result, we transitioned the company's listing to the Nasdaq SmallCap Market. Our common stock will remain listed on the Nasdaq SmallCap Market through at least February 10, 2003. Should our stock price remain consistently below $1.00, we will be deemed to be out of compliance with the Nasdaq requirements and will have to explore certain avenues, including a potential reverse stock split, to increase our stock price above $1.00 and thus regain compliance. We may not be able to maintain our listing on the Nasdaq in the future.

         Our failure to meet Nasdaq's maintenance criteria may result in the delisting of our common stock from Nasdaq. In such event, trading, if any, in the securities may then continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of the securities. In addition, we would be subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, imposes various practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may have a material adverse effect on the ability of broker-dealers to sell the securities, which may materially affect the ability of shareholders to sell the securities in the secondary market.


         Delisting could make trading our shares more difficult for investors, potentially leading to further declines in share price. It would also make it more difficult for us to raise additional capital. We would also incur additional costs under state blue sky laws to sell equity if we are delisted.


         WE MAY IMPLEMENT A REVERSE STOCK SPLIT OF OUR COMMON STOCK. Our stockholders approved a series of amendments to our certificate of incorporation at our September 10, 2002 stockholders meeting. These amendments authorized our board of directors to effect a reverse split of all outstanding shares of our common stock at an exchange ratio of either one-to-10, one-to-15, one-to-20, one-to-25 or one-to-30. At any time prior to the 2003 annual meeting of stockholders, the board of directors has the sole discretion to elect, as it determines to be in the best interests of our company and our stockholders, whether or not to effect a reverse stock split, and if so at which of the approved ratios. If the board of directors elects to implement one of the approved reverse stock splits, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio for the selected reverse stock split. The par value of the common stock would remain unchanged at $.01 per share and the number of authorized shares of common stock would also remain unchanged. In determining whether or not to implement a reverse stock split, and the appropriate exchange ratio, the board would assess a variety of factors, including but not limited to analysis of our most recent fiscal quarter and general economic conditions, as well as the trading price of our common stock on the days leading up to the date of the reverse stock split.

         The effect of any reverse stock split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. The trading price of our common stock may not rise in exact proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split and there may not be a sustained increase in the trading price of our common stock after giving effect to the reverse stock split. Moreover, the trading price may not remain above the thresholds required by the Nasdaq Stock Market and we may not be able to continue to meet the other continued listing requirements of the Nasdaq Stock Market.



                                       6
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         The resulting decrease in the number of shares of our common stock outstanding could potentially impact the liquidity of our common stock on the Nasdaq SmallCap Market, especially in the case of larger block trades. The reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

         The reverse stock split would also result in a greater spread between the number of authorized shares and the number of outstanding shares, which may have the effect of discouraging an attempt to change control of the Company, especially in the event of a hostile takeover bid, and to make more difficult the removal of incumbent management. Additionally, common stock would be authorized to be issued in the discretion of the board without shareholder approval of each issuance, which might be used to increase the stock ownership or voting rights of persons seeking to obtain control of the Company, and this anti-takeover effect could benefit incumbent management at the expense of the shareholders. Issuance of additional shares also could have the effect of diluting any earnings per share and book value per share of shares outstanding of common stock, as well as diluting the ownership percentage of current shareholders.

         A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK MAY BE SOLD IN THE PUBLIC MARKET IN THE FUTURE, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE. Sales of a substantial number of shares of our common stock in the public market could cause the market price of our common stock to decline. As of December 17, 2002, we had an aggregate of 59,147,227 shares of common stock outstanding, substantially all of which were freely tradable. The shares of common stock being registered under this registration statement will become freely tradable upon effectiveness of this registration statement. Additionally, as of November 30, 2002, (i) there were outstanding stock options to purchase approximately 15,970,024 shares of our common stock, all of which are freely tradable, and
(ii) there were outstanding warrants to purchase approximately 4,020,400 shares of our common stock, all of which are freely tradable.

         SUNRA CAPITAL HOLDINGS LIMITED, ELBIT LTD. AND PUBLIGROUPE COLLECTIVELY HOLD APPROXIMATELY 55% OF THE TOTAL OUTSTANDING VOTING POWER OF THE COMPANY AND WILL LIKELY BE ABLE TO PREVENT A CHANGE OF CONTROL AND INFLUENCE CERTAIN APPROVAL MATTERS. Sunra Capital Holdings Ltd. and affiliated parties are currently the beneficial owners of 42,853,665 shares of our common stock and control approximately 37.7% of the voting power of our common stock. Elbit Ltd. and affiliated parties are currently the beneficial owners of 8,940,271 shares of our common stock and control approximately 9.7% of the voting power of our common stock. Publigroupe USA Holdings is the owner of 7,745,518 shares of our common stock and controls 7.5% of the voting power and has entered into an agreement to vote on all matters in accordance with the recommendations of our board of directors. Additionally, the terms of the Series A and Series B Preferred Stock, owned principally by Sunra and Elbit, contain protective provisions that provide such holders an effective veto right over certain corporate matters.

         Based on their voting power, Sunra, Elbit and Publigroupe may effectively be able to determine the outcome of all matters requiring stockholder approval, including the election of directors, amendment of our charter and approval of significant corporate transactions, and will likely be in a position to prevent a change in control of 24/7 Real Media even if the other stockholders were in favor of the transaction.

         OUR NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED. Due to the "change in ownership" provisions of the Internal Revenue Code, the availability of 24/7 Real Media's net operating loss and credit carryforwards may be subject to an annual limitation against taxable income in future periods, which could substantially limit the eventual utilization of these carryforwards.


         UNCERTAINTY OF COLLECTION OF RECEIVABLES. While we perform standard credit checks on all customers, our level of uncollectible receivables has been significantly affected by our advertising customers which traditionally have had limited operating histories and modest financial resources. Additionally, many of the technology customers obtained as a result of the Real Media acquisition have similar financial histories. Historically, our uncollectible receivables has been substantially higher than our current levels.


         Furthermore, as a result of our disposition of our IMAKE subsidiary, our November 30, 2002, balance sheet reflects notes and amounts receivable of approximately $1.8 million. IMAKE is a technology-based business, which may face significant competition, and their ability to pay us these amounts in full depend to a large extent on



                                       7
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their own successful financial performance. In addition, IMAKE may require additional financing to meet its cash and operational needs; however, whether IMAKE will be able to raise such financing to the extent needed, or on terms acceptable to them, is beyond our control. If we are unable to collect all receivables reflected on our balance sheet, we will be required to write-down our assets in future reporting periods, adversely affecting our financial results, cash flows and financial position in future periods.

         OUR BUSINESS MAY NOT GROW IF THE INTERNET ADVERTISING MARKET DOES NOT CONTINUE TO DEVELOP. The Internet as a marketing medium has not been in existence for a sufficient period of time to demonstrate its effectiveness. The necessary standards may not develop to sufficiently support Internet marketing as a significant advertising medium. Actual or perceived ineffectiveness of online marketing in general, or inaccurate measurements or database information in particular, could limit the long-term growth of online advertising and cause our revenue levels to decline. Our business would be adversely affected if the Internet advertising continues to remain soft or fails to develop in the near future. There are currently no widely accepted standards to measure the effectiveness of Internet marketing other than clickthrough rates, which are the frequency with which Internet users click on banner advertisements displayed to them, which generally have been declining as users become more familiar with the Internet and online advertising. If advertisers determine that banner advertising is an ineffective or unattractive advertising medium, we may not be able to effectively make the transition to any other form of Internet advertising. Also, there are "filter" software programs that limit or prevent advertising from being delivered to a user's computer. The commercial viability of Internet advertising, and our business, results of operations and financial condition, would be materially and adversely affected by Web users' widespread adoption of such software. In addition, many online advertisers have been experiencing financial difficulties, which could materially impact our revenues and our ability to collect our receivables.


         GROWTH OF OUR BUSINESS DEPENDS ON THE DEVELOPMENT OF ONLINE DIRECT MARKETING. Adoption of online direct marketing, particularly by those entities that have historically relied upon traditional means of direct marketing, such as telemarketing and direct mail, is an important part of our business model. Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of our products and services to generate demand for our direct marketing services. Enterprises may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing direct marketing systems. In addition, since online direct marketing is emerging as a new and distinct market apart from online advertising, potential adopters of online direct marketing services will increasingly demand functionality tailored to their specific requirements. We may be unable to meet the demands of our clients.


         LOSS OF MAJOR CUSTOMERS WOULD REDUCE OUR REVENUES. We generate a significant portion of our revenues from a limited number of customers. Although no single customer generates more than 10% of our revenue, we expect that a limited number of these entities may continue to account for a significant percentage of our revenues for the foreseeable future. Our largest customers are advertisers who operate under a large number of short-term insertion orders to purchase advertising on our Web site network or search engine results business. Since these contracts are short-term, we will have to negotiate new contracts or renewals in the future that may have terms that are not as favorable to us as the terms of existing contracts. Also, current customers may not continue to purchase advertising or services from us, we may not be able to attract additional customers successfully and customers may not make timely payment of amounts due to us. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective clients.


         OUR ADVERTISING CUSTOMERS AND THE COMPANIES WITH WHICH WE HAVE STRATEGIC RELATIONSHIPS MAY EXPERIENCE ADVERSE BUSINESS CONDITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS. As a result of unfavorable conditions in the public and private capital markets, some of our customers may have difficulty raising sufficient capital to support their long term operations. As a result, these customers have reduced their spending on Internet advertising, which has materially and adversely affected our business, financial condition and results of operations. In addition, from time to time, we have entered into strategic business relationships with other companies, the nature of which varies, but generally in the context of customer relationships. These companies may experience similar adverse business conditions that may render them unable to meet our expectations for the strategic business relationship or to fulfill their contractual obligations to us. Such an event could have a material adverse impact on our business, financial condition and results of operations.


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         OUR REVENUES ARE SUBJECT TO SEASONAL FLUCTUATIONS. Our revenues are subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year and direct marketers mail substantially more marketing materials in the third quarter each year. Internet user traffic typically drops during the summer months, which reduces the number of advertisements to sell and deliver. Expenditures by advertisers and direct marketers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers, direct marketers or the economy in general, which could alter current or prospective advertisers' spending priorities or budget cycles or extend our sales cycle. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results.


         CHANGES IN LAWS AND STANDARDS RELATING TO DATA COLLECTION AND USE PRACTICES AND THE PRIVACY OF INTERNET USERS AND OTHER INDIVIDUALS COULD HARM OUR BUSINESS. The U.S. federal and various state governments have recently proposed limitations on the collection and use of information regarding Internet users. In October 1998, the European Union adopted a directive that may limit our collection and use of information regarding Internet users in Europe. The effectiveness of our Open AdStream technology could be limited by any regulation limiting the collection or use of information regarding Internet users. Since many of the proposed laws or regulations are just being developed, we cannot yet determine the impact these regulations may have on our business. In addition, growing public concern about privacy and the collection, distribution and use of information about individuals has led to self-regulation of these practices by the Internet advertising and direct marketing industry and to increased federal and state regulation. The Network Advertising Initiative, or NAI, of which 24/7 Real Media is a member along with other Internet advertising companies, has developed self-regulatory principles for online preference marketing. These principles were recently endorsed by the Federal Trade Commission, and are in the process of being adopted by the NAI companies. The Direct Marketing Association, or DMA, the leading trade association of direct marketers, has adopted guidelines regarding the fair use of this information which it recommends participants, such as us, through our services, in the direct marketing industry follow. We are also subject to various federal and state regulations concerning the collection, distribution and use of information regarding individuals. These laws include the Children's Online Privacy Protection Act, and state laws that limit or preclude the use of voter registration and drivers license information, as well as other laws that govern the collection and use of consumer credit information. Although our compliance with the DMA's guidelines and applicable federal and state laws and regulations has not had a material adverse effect on us, the DMA may adopt additional, more burdensome guidelines or additional, more burdensome federal or state laws or regulations (including antitrust and consumer privacy laws) may be enacted or applied to us or our clients, which could materially and adversely affect our business, financial condition and results of operations.


         INTELLECTUAL PROPERTY LIABILITY. We may be liable for content available or posted on the Web sites of our publishers. We may be liable to third parties for content in the advertising we serve if the music, artwork, text or other content involved violates the copyright, trademark or other intellectual property rights of such third parties or if the content is defamatory. Any claims or counterclaims could be time consuming, result in costly litigation or divert management's attention.

         PRIVACY CONCERNS MAY PREVENT US FROM COLLECTING USER DATA. Growing concerns about the use of "cookies" and data collection may limit our ability to develop user profiles. Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. Our Open AdStream technology targets advertising to users through the use of identifying data, or "cookies" and other non-personally-identifying information. Open AdStream enables the use of cookies to deliver targeted advertising and to limit the frequency with which an advertisement is shown to the user. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts and impair our targeting capabilities. Recently, Microsoft Corporation changed the design and instrumentation of its Web browser in such a way as to give users the option to accept or reject third party cookies. Giving users the option to decline such cookies could result in a reduction of the number of Internet users we are capable of profiling anonymously. Such changes also could adversely affect our ability to determine the reach of advertising campaigns sold and delivered by us and the frequency with which users of sites in the 24/7 Network see the same advertisement.


         If the use or effectiveness of cookies is limited, we would likely have to switch to other technology that would allow us to gather demographic and behavioral information. While such technology currently exists, it is substantially less effective than cookies. Replacement of cookies could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be commercially feasible. In addition, privacy concerns may cause some Web users to be less likely to visit Web sites that contribute data to our databases. This could have a material adverse effect on our financial condition. In addition, we are developing our database to collect data derived from user activity on our networks and from other sources. We collect and compile information in databases for the product offerings of all our businesses. In the future, individuals or entities may claim that our collection of this information is illegal. Although we believe that we have the right to use and compile the information in these databases, the laws governing our ability to do so may change. Furthermore, trade secret, copyright or other intellectual property protection may not continue to be available for our databases and any statutory or common law protection that is or becomes available for databases may not enhance our rights. In addition, others may claim rights to the information in our databases. Further, pursuant to our contracts with Web publishers using our solutions, we are obligated to keep certain information regarding each Web publisher confidential and, therefore, may be restricted from further using that information in our business.

         WE MAY HAVE TO CHANGE OUR BUSINESS PLANS BASED UPON CHANGES IN INFORMATION COLLECTION PRACTICES. There has been public debate about how fair information collection practices should be formulated for the online and offline collection, distribution and use of information about a consumer. Some of the discussion has focused on the fair information collection practices that should apply when information about an individual that is collected in the offline environment is associated with information that is collected over the Internet about that individual. We are working with industry groups, such as the NAI and the Online Privacy Alliance, to establish such standards with the U.S. government regarding the merger of online and offline consumer information. We may not be successful in establishing industry standards acceptable to the U.S. government or the various state governments and any standards that are established may require material changes to our business plans. Furthermore, our business plans, or any U.S. industry standards that are established, may not be acceptable to non-U.S. governments and may not conform to foreign legal and business practices. As a consequence of governmental legislation or regulation, enforcement efforts or evolving standards of fair information collection practices, we may be required to make changes to our products or services in ways that could diminish the effectiveness of the product or service or their attractiveness to potential customers. In addition, given the heightened public discussion about consumer online privacy, our products and business practices may not gain market acceptance, even if they do conform to industry standards.


         CHANGES IN GOVERNMENT REGULATION COULD DECREASE OUR REVENUES AND INCREASE OUR COSTS. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress and state legislatures. Any legislation enacted or restrictions arising from current or future government investigations or policy could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. State governments or governments of foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain user information by us. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains or incorporates by reference statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors" above.

         Words such as "expect", "anticipate", "intend", "plan", "believe", "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this report might not occur.

                              SELLING STOCKHOLDERS


         The following table sets forth the number of shares owned by each of the selling stockholders as of December 17, 2002. All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. We are not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may offer all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.



                                       SHARES OWNED BEFORE OFFERING                    SHARES OWNED AFTER OFFERING
                                       ----------------------------                    ---------------------------
                                                                        REGISTERED
        NAME OF STOCKHOLDER               NUMBER        PERCENTAGE        SHARES          NUMBER       PERCENTAGE
------------------------------------  -------------   -------------    ------------    ------------   ------------
Sunra Capital Holdings Limited        40,175,311(1)       40.45%        40,175,311          -
Joseph W. Waechter and Anita A.        1,539,177(2)       2.54%         1,539,177           -
Waechter Revocable Trust dated June
10, 1998
Holl & Company L.P.                     200,000(3)          *            200,000            -
(A California Limited Partnership)
Anders Brag                            1,339,177(4)       2.21%         1,339,177           -
Elbit Ltd.                             4,840,271(5)       7.56%         4,840,271           -
Elbit Vflash Inc.                       4,100,000         6.48%         4,100,000           -
Gilbridge Inc.                         1,210,068(6)       2.00%         1,210,068           -

* Less than one percent.

(1) Represents (i) 36,523,009 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock ("Series A Stock') held by the Selling Stockholder; and (ii) 3,652,302 shares of Common Stock issuable upon exercise of warrants held by the Selling Stockholder at an original exercise price of $0.20535 per share. The number of shares of Common Stock issuable upon conversion of shares of Series A Stock and upon exercise of such warrants are subject to antidilution adjustments.

(2) Represents (i) 1,217,434 shares of Common Stock issuable upon conversion of shares of Series A Stock held by the Selling Stockholder; and (ii) 321,743 shares of Common Stock issuable upon exercise of warrants held by the Selling Stockholder each at an original exercise price of $0.20535 per share. The number of shares of Common Stock issuable upon conversion of shares of Series A Stock and upon exercise of such warrant are subject to antidilution adjustments.

(3) Represents 200,000 shares of Common Stock issuable upon exercise of a warrant held by the Selling Stockholder at an original exercise price of $0.20535 per share. The number of shares of Common Stock issuable upon exercise of such warrant are subject to antidilution adjustments.


(4) Represents 1,217,434 shares of Common Stock issuable upon conversion of shares of Series A Stock held by the Selling Stockholder and 121,743 shares of Common Stock issuable upon exercise of a warrant held by the Selling Stockholder at an original exercise price of $0.20535. The number of shares of Common Stock issuable upon conversion of shares of Series A Stock and upon exercise of such warrant are subject to antidilution adjustments.

(5) Represents 4,840,271 shares of Common Stock issuable upon conversion of shares of Series B Stock held by the Selling Stockholder. The number of shares of Common Stock issuable upon conversion of shares of Series B Stock is subject to antidilution adjustments.

(6) Represents 1,210,068 shares of Common Stock issuable upon conversion of shares of Series B Stock held by the Selling Stockholder. The number of shares of Common Stock issuable upon conversion of shares of Series B Stock is subject to antidilution adjustments.


         Sunra Capital Holdings Limited ("Sunra"), the Joseph W. Waechter and Anita A. Waechter Revocable Trust dated June 10, 1998 (the "Waechter Trust") and Anders Brag received their shares in connection with the Series A and Series A-1 Preferred Stock and Common Stock Warrant Purchase Agreement, dated as of July 1, 2002, as amended, by and among the Company and the Investors listed on the signature pages thereto, are parties to a registration rights agreement dated as of July 1, 2002, pursuant to which we agreed to file a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of all warrants issued in connection with the transaction, and to keep such registration statement effective for a period not longer than three years from the date on which such registration statement is declared effective by the Securities and Exchange Commission. The Company has also granted piggyback registration rights to the holders of such shares, on a pari passu basis with existing registration rights holders, to participate in certain registered offerings of the Company's securities.

         Joseph Waechter is a director of 24/7 Real Media, Inc. Mr. Waechter is also (i) a director and the President of Sunra, (ii) the sole member and manager of California Pacific Capital LLC ("CPC"), which holds sole voting and dispositive power over the Company's shares held by Sunra pursuant to a Management Agreement between Sunra and CPC and (iii) a trustee of the Waechter Trust. Mr. Waechter has been issued shares of Common Stock and options to purchase Common Stock in connection with his service as a director of 24/7 Real Media, Inc. which are not reflected in the table above and which are not being registered for resale hereunder. When Mr. Waechter was a member of Merchant Partners LLC, Merchant Partners LLC was paid a placement fee of $320,000 and issued 400,000 warrants. The warrants have been distributed by Merchant Partners LLC to the Waechter Trust and Holl & Company L.P. (A California Limited Partnership).

         Elbit Ltd. and Gilbridge Inc. received their shares in connection with the Series B Preferred Stock Purchase Agreement, dated as of September 19, 2002, between the Company, Elbit Ltd. and Gilbridge Inc. Elbit Vflash Inc. received their shares in connection with the Asset Purchase Agreement, dated as of September 19, 2002, between the Company, Elbit Vflash Inc. and Elbit Vflash Ltd. Elbit Ltd., Gilbridge Inc. and Elbit Vflash Inc. are parties to a registration rights agreement dated as of September 19, 2002, pursuant to which we agreed to file a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the shares of Common Stock issued pursuant to the Asset Purchase Agreement, and to keep such registration statement effective for a period not longer than three years from the date on which such registration statement is declared effective by the Securities and Exchange Commission. The Company has also granted piggyback registration rights to the holders of such shares, on a pari passu basis with existing registration rights holders, to participate in certain registered offerings of the Company's securities. Elbit Ltd. is the parent of Elbit Vflash Ltd.


         This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION


         We are registering the common stock on behalf of the above selling stockholders. The selling stockholders are offering shares of common stock that they received in connection with the above acquisitions and transactions. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of such sales by the selling stockholders.


         The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The common stock may be sold by the selling stockholders from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be affected by means of one or more of the following transactions (which may involve cross or block transactions):

         - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale,

         -        in the over-the-counter market,

         - in transactions otherwise than on such exchanges or services or in the over-the-counter market or

         -        through the purchase and sale of over-the-counter options.

         In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker dealers that in turn may sell such securities.

         At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any, discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         The selling stockholders will be subject to applicable provisions of the Securities and Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

         Pursuant to the various registration rights agreements with the selling stockholders who received their shares of common stock in connection with the above acquisitions and transactions, all expenses of the registration of the common stock will be paid by us, including, without limitation, SEC filing fees; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

         In addition, any common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the common stock, and any selling stockholder may transfer, devise or gift such common stock by other means not described herein.


         The selling stockholders have agreed not to offer or sell the shares covered by the shelf registration statement for a period not to exceed 30 days during any 90-day period and an aggregate of 60 days during any twelve-month period when the Company advises the selling stockholders that it may have material non-public information.


         To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. The documents contain important information about 24/7 Real Media and its finances.

         We incorporate by reference:

         - our Annual Report on Form 10-K for the year ended December 31, 2001, as filed on April l, 2002;

         - our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, as filed on May 15, 2002;

         - our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, as filed on August 14, 2002;


         - our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, as filed on November 14, 2002;


         - our Current Report on Form 8-K, filed May 3, 2002 (as amended on Form 8-K/A, filed May 20, 2002);

         - our Current Report on Form 8-K, filed July 3, 2002 (as amended on Form 8-K/A, filed July 12, 2002);

         -        our September 10, 2002 Proxy Statement, as filed on August 9,
                  2002

         -        our Current Report on Form 8-K, filed February 6, 2002;

         -        our Current Report on Form 8-K, filed August 13, 2002;

         -        our Current Report on Form 8-K, filed August 14, 2002;

         -        our Current Report on Form 8-K, filed October 4, 2002;

         - our Current Report on Form 8-K, filed October 16, 2002 (as amended on Form 8-K/A, filed December 19, 2002); and


         - The description of the 24/7 Media common stock contained in our Registration Statement on Form 8-A dated July 28, 1998 registering the 24/7 Media common stock under Section 12(g) of the Securities Exchange Act of 1934.

         We also incorporate by reference additional documents that we may file with the SEC under Section 13 (a), 13 (c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the offering of the shares of common stock offered hereby. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements.


         When reading this prospectus, you should consider that any statement contained in this prospectus may be modified or superseded by any other statement made in this prospectus to the extent that the second statement modifies or supersedes the first statement. This would also apply to any statement that is incorporated by reference, or deemed to be incorporated by reference, in any document filed by 24/7 Media after the date of this prospectus, including any supplement to this prospectus. Any statement which is modified or superseded as described in the previous sentence is not a part of this prospectus, except as such statement is modified or superseded.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at HTTP://WWW.SEC.GOV.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         24/7 Real Media, Inc.
         Mark E. Moran, Esq.
         Executive Vice President, General Counsel
            and Secretary
         1250 Broadway, 28th Floor
         New York, New York 10001
         (212) 231-7100

         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than on the front of this document.

                                  LEGAL MATTERS

         Certain matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Proskauer Rose LLP.

                                     EXPERTS


         The consolidated financial statements of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

         The report of KPMG LLP covering the December 31, 2001 consolidated financial statements, dated March 29, 2002, except for footnotes 3 and 4(b), which are as of October 15, 2002, contains two explanatory paragraphs. The first explanatory paragraph states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The second explanatory paragraph states that the Company revised the consolidated financial statements and footnotes to reflect the sale of its IMAKE subsidiary as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         An estimate of the fees and expenses of issuance and distribution (other than discounts and commissions) of the common stock offered hereby (all of which will be paid by 24/7 Real Media) is as follows:


SEC registration fee...................................        $  1,327
Legal fees and expenses................................          25,000
Accounting fees and expenses...........................          15,000
Miscellaneous expenses.................................          10,000
                                                                 ------
         Total.........................................          51,327



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

         The Certificate of Incorporation of the Company (the "Charter") eliminates the liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers, incorporators, employees, and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee, or agent of the Company. In addition, the Charter permits the Company to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. The Company has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

         The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this registration statement.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Charter. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following is a list of Exhibits filed as part of the Registration Statement:

    EXHIBIT NO.                    EXHIBIT DESCRIPTION
    -----------                    -------------------
        5                          *Opinion of Proskauer Rose LLP regarding
                                   legality of securities.

       23.1 *Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 5).

       23.2                        Consent of KPMG LLP.

       24.1                        *Power of Attorney



ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15(d) of the Securities Exchange Act of 1934. (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 19, 2002.


                                           24/7 Real Media, Inc.

                                      By  /s/ David J. Moore
                                          ---------------------------------
                                      David J. Moore
                                      President and Chief Executive Officer


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



               SIGNATURES                             TITLE                          DATE
               ----------                             -----                          ----
       /s/ David J. Moore                 Chairman of the Board and           December 19, 2002
------------------------------------      Chief Executive Officer
         David J. Moore                   (principal executive officer)

      /s/ Norman M. Blashka               Executive Vice President and        December 19, 2002
------------------------------------      Chief Financial Officer
         Norman M. Blashka                (principal financial and
                                          accounting officer)

               *
------------------------------------      Director                            December 19, 2002
           Richard Burns

               *
------------------------------------      Director                            December 19, 2002
          Philipp Gerbert

               *
------------------------------------      Director                            December 19, 2002
          Robert J. Perkins

               *
------------------------------------      Director                            December 19, 2002
           Joseph Waechter

               *
------------------------------------      Director                            December 19, 2002
         Mortiz F. Wuttke


         /s/ Mark E. Moran
------------------------------------                                          December 19, 2002
              Mark E. Moran
           * Attorney-in-fact
